Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Arbutus Biopharma Corporation for the registration of its common shares, preferred shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 5, 2024, with respect to the consolidated financial statements of Arbutus Biopharma Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 6, 2024